Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 663 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 1, 2021; Filed pursuant to Rule 433

3-Year Worst-of NDX, RTY and INDU Callable Contingent Income Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	NASDAQ-100 Index® (NDX), Russell 2000® Index (RTY) and Dow Jones Industrial AverageSM (INDU)
Call feature:	Beginning after one year, semi-annually, based on the output of a risk neutral valuation model. See the accompanying preliminary pricing supplement.
Coupon barrier:	75% of the initial level for each underlying
Principal barrier:	75% of the initial level for each underlying
Contingent semi-annual coupon:	At least 12.00% per annum
Coupon payment dates:	Semi-annual
Redemption dates:	Beginning after one year, semi-annual
Trade date:	February 19, 2021
Final call observation date:	February 20, 2024
Maturity date:	February 23, 2024
CUSIP:	61771EY44
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988221001009/ms663_424b2-00908.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-25%	$1,000.00
-26%	$740.00
-30%	$700.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not guarantee the return of any principal.
•	The securities do not provide for regular interest payments.
•	The securities have early redemption risk.
•	The contingent semi-annual coupon, if any, is based only on the value of each underlying index on the related semi-annual call observation date.
•	Investors will not participate in any appreciation in any underlying index.
•	The market price will be influenced by many unpredictable factors.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	The estimated value of the securities is approximately $957.20 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	Not equivalent to investing in the underlying indices.
•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Indices

•	You are exposed to the price risk of each underlying index, with respect to both the contingent semi-annual coupons, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent semi-annual coupons and sustaining a significant loss on your investment than if the securities were linked to just one index.
•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.
•	Adjustments to the underlying indices could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.